FILED PURSUANT TO RULE 424(B)(3)

File Number 333-135538

SUNGARD DATA SYSTEMS INC.

SUPPLEMENT NO. 5 TO

MARKET-MAKING PROSPECTUS DATED

AUGUST 9, 2006

THE DATE OF THIS SUPPLEMENT IS MARCH 6, 2007

ON MARCH 2, 2007, SUNGARD DATA SYSTEMS INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED FEBRUARY 28, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 28, 2007

SUNGARD®DATA SYSTEMS INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-12989	51-0267091
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

680 EAST SWEDESFORD ROAD, WAYNE, PENNSYLVANIA	19087
(Address of Principal Executive Offices)	(Zip Code)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: 484-582-2000

Not Applicable

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 28, 2007, SunGard Data Systems Inc. (the “Company”) entered into a First Amendment (the “First Amendment”) by and among SunGard UK Holdings Limited (the “UK Borrower”), SunGard Holdco LLC (“Holdings”), JPMorgan Chase Bank, N.A. as Administrative Agent and certain of the lenders (including new term lenders) party thereto, to the Credit Agreement dated as of August 11, 2005 (as amended by the First Amendment, the “Credit Agreement”) among the Company, Solar Capital Corp. (which was merged with and into the Company), the UK Borrower, the other Overseas Borrowers party thereto, Holdings, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Co-Syndication Agents, Barclays Bank Plc and The Royal Bank of Canada, as Co-Documentation Agents, the lenders party thereto and the Administrative Agent.

The First Amendment increased the amount of term loan borrowings by the Company under the Credit Agreement by $400 million, reduced the interest rate on all outstanding term loans under the Credit Agreement and added a pricing grid whereby the interest rate on all term loans may be further reduced based upon achievement of a specified leverage ratio. The Credit Agreement contains standard covenants and representations and warranties. As previously disclosed, the Company expects to use the additional borrowings to redeem the Company’s $400 million in aggregate principal amount of its senior floating rate notes due 2013 in accordance with the terms of the indenture, dated August 11, 2005, governing such notes.

Many of the investment banking firms that are a party to the Credit Agreement or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and certain of its subsidiaries and affiliates, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing description is qualified in its entirety by reference to the full text of the First Amendment, filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	First Amendment dated as of February 28, 2007, to the Credit Agreement dated as of August 11, 2005, among Solar Capital Corp., the Overseas Borrowers party thereto, SunGard Holdco LLC, SunGard Data Systems Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders, Swing Line Lender and an L/C Issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNGARD DATA SYSTEMS INC.

Date: March 2, 2007	By:	/s/ Michael J. Ruane
Michael J. Ruane
Senior Vice President-Finance and
Chief Financial Officer

EXHIBIT INDEX

The following is a list of Exhibits furnished with this report.

Exhibit No.	Description
10.1	First Amendment dated as of February 28, 2007, to the Credit Agreement dated as of August 11, 2005, among Solar Capital Corp., the Overseas Borrowers party thereto, SunGard Holdco LLC, SunGard Data Systems Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders, Swing Line Lender and an L/C Issuer.